EXHIBIT 10.7

ADMINISTRATIVE SERVICES AGREEMENT

by and among

LAZ-MD HOLDINGS LLC,

LFCM HOLDINGS LLC

and

LAZARD GROUP LLC

Section 8.13.	Administrative Representatives	15
Section 8.14.	Dispute Resolution	15

Schedule 1 – Lazard LAZ-MD Services

Schedule 2 – Lazard LFCM Services

Schedule 3 – LFCM Services

This ADMINISTRATIVE SERVICES AGREEMENT, dated as of May 10, 2005 (this “Services Agreement”), is by and among LAZ-MD Holdings LLC, a Delaware limited liability company (“LAZ-MD Holdings”), LFCM Holdings LLC, a Delaware limited liability company (“LFCM Holdings”), and Lazard Group LLC, a Delaware limited liability company (“Lazard Group”). Each of LAZ-MD Holdings, LFCM Holdings and Lazard Group is sometimes hereinafter referred to as a “Party” and collectively are referred to as the “Parties.”

WHEREAS, LAZ-MD Holdings, LFCM Holdings and Lazard Group are parties to that certain Master Separation Agreement, dated as of the date hereof (the “Master Separation Agreement”), with Lazard Ltd, a Bermuda limited company, pursuant to which, on the date hereof, certain assets of Lazard Group and its Subsidiaries were contributed, transferred and assigned to LFCM Holdings and its Subsidiaries, and pursuant to which LFCM Holdings and its Subsidiaries assumed certain liabilities of Lazard Group and its Subsidiaries (the “Contribution”); and

WHEREAS, pursuant to the Master Separation Agreement, on the date hereof and after the Contribution, Lazard Group distributed all of the limited liability company interests in LFCM Holdings to LAZ-MD Holdings, and immediately thereafter, LAZ-MD Holdings distributed all of such limited liability company interests in LFCM Holdings to its members (such distributions, together with the Contribution, the “Separation”); and

WHEREAS, the Master Separation Agreement provides that, to facilitate the Separation, the Parties hereto would enter into this Services Agreement upon consummation of the Separation, pursuant to which Lazard Group would provide certain services to each of LAZ-MD Holdings and LFCM Holdings, and LFCM Holdings would provide certain services to Lazard Group, each on the terms and conditions set forth in this Services Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

All terms used herein and not defined herein shall have the meanings assigned to them in the Separation Agreement.

ARTICLE II

AGREEMENT TO PROVIDE AND ACCEPT SERVICES

Section 2.01. Provision of Services. (a) Lazard LAZ-MD Services. Subject in all cases to the terms and conditions contained herein and on Schedule 1, Lazard Group shall provide, or shall cause its Subsidiaries or third parties designated by it (such designated Subsidiaries and third parties, together with Lazard Group, being herein collectively referred to as the “Lazard Service Providers”) to provide, to LAZ-MD Holdings or its designated Subsidiaries, the services listed on Schedule 1 (the “Lazard LAZ-MD Services”) in accordance with Section 3.01. Any decisions as to which of the Lazard Service Providers (including the decisions to use third parties) shall provide the Lazard LAZ-MD Services shall be made by Lazard Group in its sole discretion. Except as otherwise agreed in writing by Lazard Group and LAZ-MD Holdings, each Lazard LAZ-MD Service shall be provided in exchange for the Fee with respect to such Lazard LAZ-MD Service, and shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and on Schedule 1.

(b) Lazard LFCM Services. Subject in all cases to the terms and conditions contained herein and on Schedule 2, Lazard Group shall provide, or shall cause the applicable Lazard Service Providers to provide, to LFCM Holdings or its designated Subsidiaries, the services listed on Schedule 2 (the “Lazard LFCM Services”) in accordance with Section 3.01. Any decisions as to which of the Lazard Service Providers (including the decisions to use third parties) shall provide the Lazard LFCM Services shall be made by Lazard Group in its sole discretion. Except as otherwise agreed in writing by Lazard Group and LFCM Holdings, each Lazard LFCM Service shall be provided in exchange for the Fee with respect to such Lazard LFCM Service, and shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and on Schedule 2.

(c) LFCM Services. Subject in all cases to the terms and conditions contained herein and on Schedule 3, LFCM Holdings shall provide, or shall cause its Subsidiaries or third parties designated by it (such designated Subsidiaries and third parties, together with LFCM Holdings, being herein collectively referred to as the “LFCM Service Providers”) to provide, to Lazard Group or its designated Subsidiaries the services listed on Schedule 3 (the “LFCM Services”) in accordance with Section 3.01. Any decisions as to which of the LFCM Service Providers (including the decisions to use third parties) shall provide the LFCM Services shall be made by LFCM Holdings in its sole discretion. Except as otherwise agreed in writing by LFCM Holdings and Lazard Group, each LFCM Service shall be provided in exchange for the Fee with respect to such LFCM Service, and shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and on Schedule 3.

(d) Certain Defined Terms. As used in this Services Agreement, (i) each of Lazard Group (with respect to the Lazard LAZ-MD Services and the Lazard LFCM Services) and LFCM Holdings (with respect to the LFCM Services) is sometimes referred to as a “Service Provider” and collectively are referred to as the “Service Providers”; (ii) each of the Lazard LFCM Services, the Lazard LAZ-MD Services and the LFCM Services is sometimes referred to as a “Service” and collectively are referred to as the “Services”; and (iii) the Party receiving any particular Service is sometimes referred to as the “Receiving Party.”

Section 2.02. Access. Each Receiving Party shall (a) make available on a timely basis to the Service Providers all information and materials reasonably requested by such Service Providers to enable such Service Providers to provide the applicable Services to such Receiving Party; and (b) provide to the Service Providers reasonable access to the premises of such Receiving Party to the extent necessary for the Service Providers to provide the applicable Services to such Receiving Party. The Service Provider shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented by the Receiving Party in connection with this Services Agreement. The Service Provider shall not be liable for any impairment of any Service caused by its not receiving information, either timely or at all, or by its receiving inaccurate or incomplete information from the Receiving Party that is required or reasonably requested regarding that Service.

Section 2.03. Cooperation. The applicable Service Provider and Receiving Party shall cooperate with each other in all reasonable respects in matters relating to the provision and receipt of the Services. Such cooperation shall include obtaining all consents, licenses or approvals necessary to permit each party to perform its obligations hereunder.

Section 2.04. Performance Review. The Parties will meet annually on or about October 31 to review the Service standards, performance measures and activity levels and, if applicable, any adjustments to the Fee for any particular Service. The Parties will use their good-faith efforts to resolve any issues concerning Service standards, performance measures or changes in Fees during these meetings. Any issues that the Parties are not able to resolve pursuant to the foregoing sentence shall be resolved in accordance with Section 8.14.

ARTICLE III

TERMS AND CONDITIONS; PAYMENT; INDEPENDENT CONTRACTORS

Section 3.01. Terms and Conditions of Services. (a) Unless otherwise expressly agreed by the applicable Service Provider and the Receiving Party or set forth herein, (i) in providing the Lazard LAZ-MD Services, the Lazard Service Providers shall use their commercially reasonable efforts to exercise the same degree of care as Lazard Group and its Subsidiaries have historically exercised in providing such Lazard LAZ-MD Services to Subsidiaries of Lazard Group prior to the date hereof, (ii) in providing the Lazard LFCM Services, the Lazard Service Providers shall use their commercially reasonable efforts to exercise the same degree of care as Lazard Group and its Subsidiaries have historically exercised in providing such Lazard LFCM Services to the LFCM Businesses prior to the date hereof, and (iii) in providing the LFCM Services, the LFCM Service Providers shall use their commercially reasonable efforts to exercise the same degree of care as the LFCM Businesses have historically exercised in providing such LFCM Services to Lazard Group or its applicable Subsidiaries prior to the date hereof, in each of cases (i), (ii) and (iii), including with respect to quality, priority, responsiveness and timeliness as has been historically exercised by such Service Provider, subject in each case to adjustments to take into account the Separation and the separate nature of the Parties; provided, however, that in no event shall the scope of the Services required to be performed hereunder exceed that described on Schedule 1, 2 or 3. Each Service Provider shall act under this Services Agreement solely as an independent contractor and not as an agent or employee of the Receiving Party. In no event shall any Service Provider be required to provide any Service that it reasonably believes does not comply with applicable law.

(b) The provision of Services by Service Providers shall be subject to Article V hereof.

(c) If it is necessary for any Service Provider to increase in any material respect the staffing or acquire any material equipment or make any material investments or material capital or other expenditures in order to accommodate an increase in the use of any Service beyond the level of use of such Service by or to, as applicable, the LFCM Businesses immediately prior to the date hereof, such Service Provider shall inform the Receiving Party in writing of such increase in staffing level, equipment acquisitions, investments or capital or other expenditures before any such cost or expense is incurred. Upon mutual agreement of the Service Provider and the Receiving Party as to the necessity of any such increase, the Receiving Party shall (unless the Receiving Party and the Service Provider shall otherwise agree in writing) advance to the relevant Service Providers an amount equal to any upfront actual costs and expenses to be incurred in connection therewith. The Receiving Party shall reimburse the Service Provider for the remainder of such actual costs and expenses to be incurred in connection therewith on a monthly basis after such costs and expenses are incurred by the Service Provider. If such mutual agreement is not reached, such Service Provider shall have no obligation to make any such increase in staffing level, equipment acquisitions, investments or capital or other expenditures.

(d) If the provision of any Service requires the Receiving Party (or any of its Subsidiaries) to hold third-party licenses or other agreements relating to software, systems and/or processes (“Required Licenses”), the Receiving Party or its applicable Subsidiary shall obtain such Required Licenses at its own expense and at no cost to the Service Provider; provided, that, upon request of the Receiving Party, the Service Provider shall provide reasonable cooperation and assistance to such Receiving Party in the procurement of such Required Licenses. If the Receiving Party or its applicable Subsidiary is unable to obtain any such Required License, the Service Provider and the Receiving Party shall use reasonable efforts to establish alternative arrangements to provide the Service in the absence of such Required License; provided, that the Service Provider shall not be responsible for any interruption in or impairment of the Service relating to the establishment or terms of such alternative arrangements; and provided, further, that any portion of the Service requiring the use of such Required Licenses shall terminate in the event that the Service Provider and the Receiving Party are, in the exercise of their reasonable efforts, unable to establish such alternative arrangements. The Receiving Party shall be responsible for all costs and expenses associated with the establishment of such alternative arrangements or, if the relevant Parties fail to establish such alternative arrangements as specified above, any costs or expenses associated with or arising in connection with early termination of such Service. The Service Provider shall not be obligated under this Services Agreement to provide the Service (or portion thereof) corresponding to such Required License during any period in which the Receiving Party or its applicable Subsidiary does not have such Required License.

(e) Under no circumstances shall any Service Provider be obligated to provide any Service requiring an opinion, advice or representation as to which liability may be created for such Service Provider or its Affiliates due to claims from the Receiving Party or any other person or entity, including any Governmental Authority (e.g., legal opinions or advice, tax opinions or advice, compliance opinions or advice), other than such customary representations as may reasonably be required by accountants in connection with the preparation of audited financial statements.

(f) The Parties acknowledge that the provision of Services hereunder may require the Service Provider to enter into new or amended agreements with third parties or obtain the consent and approval of third parties. The Service Provider shall use reasonable efforts to enter into such agreements and to obtain such consents and approvals for a time period not to exceed the applicable termination date of such Service hereunder. The Receiving Party may accept or reject the terms of such agreement or consent and approval; provided that in the event that the Receiving Party rejects the terms of any such agreement or such consent and approval, the Service Provider shall not be obligated to provide that portion of the Service requiring such agreement or such consent and approval and, subject to the immediately following sentence, such portion of the Service shall terminate. If the Receiving Party rejects the terms of any such agreement or consent and approval, the Service Provider and the Receiving Party shall, if requested by the Receiving Party, use reasonable efforts to establish alternative arrangements to provide the Service in the absence of such agreement, consent or approval; provided, that the Service Provider shall not be responsible for any interruption in or impairment of the Service relating to the establishment or terms of such alternative arrangements; and provided, further, that such portion of the Service requiring the third-party agreement, consent or approval shall terminate in the event that the Parties, in the exercise of their reasonable efforts, are unable to establish such alternative arrangements. The Receiving Party shall be responsible for all costs and expenses associated with entry into such new or amended agreements, the establishment of such alternative arrangements or the obtaining of any consent or approval, or, if the Receiving Party does not accept the terms of such agreements, consents or approvals or the Parties fail to establish such alternative arrangements as specified above, any costs or expenses associated with or arising in connection with early termination of such Service.

(g) If the provision of any Service requires the use of Service Provider-issued checks or other fund transfers by the Service Provider on behalf of the Receiving Party (or as authorized in advance by the Receiving Party), the Service Provider shall issue such checks or make such fund transfers only to the extent they are adequately funded by the Receiving Party prior to such check issuance or fund transfer in accordance with Section 3.02(a).

(h) The Service Provider shall have the right to shut down temporarily for maintenance purposes the operation of the facilities providing any Service whenever, in such Service Provider’s discretion, such action is necessary; provided that such Service Provider shall provide written notice of any such shutdown to the Receiving Party as reasonably in advance of such shutdown as practicable and shall use commercially reasonable efforts to schedule such maintenance in consultation with the Receiving Party so as not to unreasonably interfere with the Receiving Party’s business. Such Service Provider shall be relieved of its obligations to provide the Services affected by such shutdown during the period that its facilities are so shut down but shall use reasonable efforts to minimize each period of shutdown.

(i) To the extent that it is not practicable to have the Receiving Party as the contracting party for any third-party license or agreement relating to the provision of any Service to the Receiving Party or its applicable Subsidiary and such third-party license or agreement is necessary for the provision hereunder of such Service after the date hereof, the Service Provider shall (or shall cause its relevant Subsidiary to) use commercially reasonable efforts to cause all such third-party contracts to extend to and be enforceable by the Receiving Party, or to assign such contracts to the Receiving Party (at the sole expense of the Receiving Party). In the event that such contracts are not extendable or assignable, the Service Provider shall, to the extent feasible: (i) act as agent for the Receiving Party for purposes of providing such Service hereunder and in the pursuit of any claims, issues, demands or actions against such third-party provider, in the Service Provider’s name but at the Receiving Party’s expense and (ii) provide or make available to the Receiving Party copies of all such licenses or agreements.

Section 3.02. Payments. (a) Each month, each Service Provider shall deliver a statement to the Receiving Party for Services provided to such Receiving Party and its Subsidiaries during the preceding month, and each such statement shall set forth a brief description of each such Service and the amounts charged therefor (the “Fee”) calculated in accordance with Section 3.02(b) for such Service, and the aggregate of such amounts shall be due and payable by the Receiving Party within thirty (30) days after the date of such statement. Statements not paid within such thirty-(30)-day period shall be subject to late charges, calculated based on a rate per annum equal to the “prime rate” as set forth from time to time in The Wall Street Journal, Eastern Edition, “Money Rates” column (or the maximum legal rate, whichever is lower), for each month or portion thereof that the statement is overdue. Notwithstanding the foregoing, with respect to any Service requiring the use of Service Provider-issued checks or other fund transfers by the Service Provider on behalf of the Receiving Party as specified in Section 3.01(g), if requested by the Service Provider in writing to the Receiving Party, the Receiving Party shall either (i) provide the Service Provider with immediately available funds equal to the amount of such check or other fund transfer or (ii) cause an account designated for such purpose by the Service Provider to be funded with such amounts, as requested by the Service Provider, in each case on or prior to the date specified by the Service Provider in such written request.

(b) Schedule 1, 2 or 3, as applicable, specifies the Fee applicable to each Service, which Fee is based on historical allocation practices among Lazard Group for such Services prior to the Separation.

Section 3.03. Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS SERVICES AGREEMENT, THE SERVICES TO BE PURCHASED UNDER THIS SERVICES AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

Section 3.04. Use of Services. Each Receiving Party shall not, and shall cause its Affiliates not to, resell any Services to any person whatsoever or permit the use of any Service by any person other than such Receiving Party or its applicable Subsidiary.

Section 3.05. Records and Audit Rights. During the term hereof, each Service Provider shall use commercially reasonable efforts to maintain records relating to its Services in a manner similar to retention with respect to other administrative services previously provided by such Service Provider, including data relating to the determination of Fees payable by the Receiving Party of such Service, and otherwise in accordance with the record management practices and with at least the same degree of care and completeness as applicable to such Service Provider at such time. Upon reasonable advance written notice to the Service Provider, during the term hereof, the Receiving Party shall have the right from time to time to request the Service Provider to give (and/or to cause all Subsidiaries that are providing Services to the Receiving Party to give) the Receiving Party or an agent of the Receiving Party whom the

Receiving Party shall cause to agree with the Service Provider to abide by the confidentiality terms set forth in Section 8.12 hereof reasonable access to relevant books and records, data centers, processing facilities and relevant staff members of the Service Provider and/or such Subsidiaries, to enable the Receiving Party to audit, at the Receiving Party’s sole expense, any aspects of the provision of Services by the Service Provider to the Receiving Party (including the Fees invoiced by the Service Provider to the Receiving Party and the Service Provider’s processing facilities, operating practices, policies, processes and procedures relating to the Services); provided, however, that the Receiving Party shall not have the right to conduct such audit more frequently than once in any twenty four (24)-month rolling window. In the event that the results of such audit reasonably indicate that the aggregate amounts paid by the Receiving Party for the Services pursuant to Section 3.02 for such audited period were greater or less than the aggregate Fees that were due for such Services pursuant to Section 3.02, the applicable Parties will submit such matters to the dispute resolution mechanisms set forth in Section 8.14 unless the applicable Parties otherwise agree.

ARTICLE IV

TERM OF SERVICES

The provision of any Service shall commence on the date hereof and shall terminate on (a) in the case of any Lazard LAZ-MD Service, December 31, 2014 (other than any administrative assistance with the preparation of U.S. Internal Revenue Service Schedule K-1, “Partner’s Share of Income, Credits, Deductions, Etc.”, or any successor schedule or form, for the members of LAZ-MD for the fiscal year ended December 31, 2014, which Schedule shall be mailed to such members as soon as practicable thereafter) and (b) in the case of any Lazard LFCM Service or LFCM Service, December 31, 2008 or, in each case, if earlier, the termination date specified on Schedule 1, 2 or 3, as applicable, with respect to such Service; provided, that, unless otherwise specified on Schedule 1, 2 or 3, as applicable, such Service shall automatically renew for successive one-year terms unless either party provides at least 180 days’ prior written notice to the other party that such automatic renewal shall not occur. Notwithstanding the foregoing sentence, any Service may be cancelled or reduced in amount or any portion thereof on an earlier date (a) by mutual written agreement of the Service Provider and the Receiving Party, (b) as provided in Article VII or (c) by any Receiving Party upon 180 days’ prior written notice thereof; provided, however, that, in the case of (b) and (c) (other than any early termination of a Service because of a breach of this Agreement by the Service Provider, a Change of Control of the Service Provider or a termination of the Alliance Term), the Receiving Party shall pay to the Service Provider a fee equal to the aggregate Fee for such cancelled or reduced Service for the three most recently completed months prior to the date of cancellation or reduction. Unless agreed otherwise by the relevant Parties, after any early termination of a Service (or a portion of a Service) in accordance with the proviso to the immediately preceding sentence, the Service Provider shall not be obligated to reinstate such Service (or such portion) at a time subsequent to the effective date of such termination.

ARTICLE V

FORCE MAJEURE

No Service Provider shall be liable for any expense, loss or damage whatsoever arising out of any interruption of Service or delay or failure to perform under this Services Agreement that is due to acts of God, acts of a public enemy, acts of terrorism, acts of a nation or any state, territory, province or other political division thereof, fires, floods, epidemics, riots, theft, quarantine restrictions, freight embargoes or other similar causes beyond the reasonable control of such Service Provider. In any such event, any Service Provider’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. Each Service Provider will promptly notify the recipient of the Service, either orally or in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, such Service Provider will use commercially reasonable efforts to resume, or to cause any other relevant Service Provider to resume, its performance with the least practicable delay.

ARTICLE VI

LIABILITIES

Section 6.01. Consequential and Other Damages. Notwithstanding anything to the contrary contained herein, none of the Service Providers shall be liable to any Receiving Party or any of its Subsidiaries or Affiliates or any of its, its Subsidiary’s or its Affiliate’s employees, agents, members, managers, officers and directors (collectively, “Representatives”), whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches) which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by the Service Provider (or its applicable Subsidiary or third-party service provider) hereunder or the provision of, or failure to provide, any Service hereunder, including with respect to loss of profits, business interruptions or claims of customers.

Section 6.02. Release and Indemnity. (a) LAZ-MD Holdings Release. Except as specifically set forth in this Services Agreement, LAZ-MD Holdings hereby releases each Lazard Service Provider and each of its Representatives (collectively, the “Lazard Indemnitees”), from and against any and all claims, demands, complaints, liabilities, losses, damages, costs and expenses (collectively, “Damages”) arising from, relating to or in connection with the provision of any Lazard LAZ-MD Service to, or the use of any Lazard LAZ-MD Service by, LAZ-MD Holdings or any of its Affiliates or any other person using such Lazard LAZ-MD Service, except to the extent that such Damages were caused by acts or omissions of the applicable Lazard Service Provider or Representative, which acts or omissions are finally determined by a court of competent jurisdiction to be the result of the willful misconduct or gross negligence of such person, in which case, such Lazard Indemnitee shall not be entitled to the benefits of this Section 6.02(a) to the extent that such Damages were caused by such willful misconduct or gross negligence.

(b) LAZ-MD Holdings Indemnity. Except as specifically set forth in this Services Agreement, LAZ-MD Holdings hereby agrees to indemnify, defend and hold harmless the Lazard Indemnitees from and against any and all Damages arising from, relating to or in connection with any demand, claim, proceeding or complaint by a third party (each, a “Third-Party Claim”) in respect of the provision of any Lazard LAZ-MD Service to, or the use of any Lazard LAZ-MD Service by, LAZ-MD Holdings or any of its Affiliates or any other person using such Lazard LAZ-MD Service, except to the extent that such Damages were caused by acts or omissions of the applicable Lazard Service Provider or Representative, which acts or omissions are finally determined by a court of competent jurisdiction to be the result of the willful misconduct or gross negligence of such person, in which case, such Lazard Indemnitee shall not be entitled to the benefits of this Section 6.02(b) to the extent that such Damages were caused by such willful misconduct or gross negligence.

(c) LFCM Holdings Release. Except as specifically set forth in this Services Agreement, LFCM Holdings hereby releases the Lazard Indemnitees from and against any and all Damages arising from, relating to or in connection with the provision of any Lazard LFCM Service to, or the use of any Lazard LFCM Service by, LFCM Holdings or any of its Affiliates or any other person using such Lazard LFCM Service, except to the extent that such Damages were caused by acts or omissions of the applicable Lazard Service Provider or Representative, which acts or omissions are finally determined by a court of competent jurisdiction to be the result of the willful misconduct or gross negligence of such person, in which case, such Lazard Indemnitee shall not be entitled to the benefits of this Section 6.02(c) to the extent that such Damages were caused by such willful misconduct or gross negligence.

(d) LFCM Holdings Indemnity. Except as specifically set forth in this Services Agreement, LFCM Holdings hereby agrees to indemnify, defend and hold harmless the Lazard Indemnitees from and against any and all Damages arising from, relating to or in connection with any Third-Party Claim in respect of the provision of any Lazard LFCM Service to, or the use of any Lazard LFCM Service by, LFCM Holdings or any of its Affiliates or any other person using such Lazard LFCM Service, except to the extent that such Damages were caused by acts or omissions of the applicable Lazard Service Provider or Representative, which acts or omissions are finally determined by a court of competent jurisdiction to be the result of the willful misconduct or gross negligence of such person, in which case, such Lazard Indemnitee shall not be entitled to the benefits of this Section 6.02(d) to the extent that such Damages were caused by such willful misconduct or gross negligence.

(e) Lazard Group Release. Except as specifically set forth in this Services Agreement, Lazard Group hereby releases each LFCM Service Provider and each of its Representatives (collectively, the “LFCM Indemnitees”) from and against any and all Damages arising from, relating to or in connection with the provision of any LFCM Service to, or the use of any LFCM Service by, Lazard Group or any of its Affiliates or any other person using such LFCM Service, except to the extent that such Damages were caused by acts or omissions of the applicable LFCM Service Provider or Representative, which acts or omissions are finally determined by a court of competent jurisdiction to be the result of the willful misconduct or gross negligence of such person, in which case, such LFCM Indemnitee shall not be entitled to the benefits of this Section 6.02(e) to the extent that such Damages were caused by such willful misconduct or gross negligence.

(f) Lazard Group Indemnity. Except as specifically set forth in this Services Agreement, Lazard Group hereby agrees to indemnify, defend and hold harmless the LFCM Indemnitees from and against any and all Damages arising from, relating to or in connection with any Third-Party Claim in respect of the provision of any LFCM Service to, or the use of any LFCM Service by, Lazard Group or any of its Affiliates or any other person using such LFCM Service, except to the extent that such Damages were caused by acts or omissions of the applicable LFCM Service Provider or Representative, which acts or omissions are finally determined by a court of competent jurisdiction to be the result of the willful misconduct or gross negligence of such person, in which case, such LFCM Indemnitee shall not be entitled to the benefits of this Section 6.02(f) to the extent that such Damages were caused by such willful misconduct or gross negligence.

(g) Indemnification Procedures. If a Third-Party Claim is made against any person entitled to indemnification pursuant to Section 6.02 (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under Section 6.02, such Indemnified Party shall promptly notify in writing the party obligated to indemnify such Indemnified Party (the “Indemnifying Party”) of the nature of the claim. The failure by the Indemnified Party to give notice as provided above shall not relieve the Indemnifying Party of its obligations under this Article VI, except to the extent that the Indemnifying Party’s rights are actually prejudiced as a result of such failure to give notice. Upon receipt of notice of the assertion of a claim, the Indemnifying Party shall have the right to assume, reasonably and promptly, the defense of the claim at its own expense. The Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) any such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party does not reasonably promptly assume the defense, the Indemnified Party shall have the right to employ counsel and to control the defense against the claim, and the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall not enter into any settlement of a claim that includes any term other than just a payment of money, nor any settlement of a claim that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party a full release from all liability with respect to the claim, in each case, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld). The Indemnified Party, if it shall control the defense of the claim, shall not enter into any settlement of a claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld). The Indemnified Party shall provide all reasonable cooperation and assistance, at the Indemnifying Party’s expense, in the defense of any claim for which indemnification is available and shall furnish such records, information, testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested.

ARTICLE VII

TERMINATION

Section 7.01. Termination. The obligation of any Service Provider to provide or cause to be provided any Service shall cease on the earlier of (a) the date on which the provision of such Services has terminated or been canceled pursuant to Article IV, or (b) the date on which such Service is terminated by any Party in accordance with the terms of Section 7.02. This Services Agreement shall terminate, and all provisions of this Services Agreement shall become null and void and of no further force and effect, except for the provisions set forth in Section 7.04, on the date on which no Service Provider has any obligation to provide any Service under this Services Agreement.

Section 7.02. Breach of Services Agreement; Change of Control; Termination of Alliance Term. (a) Subject to Article V, in the event of a material breach by any Service Provider or any Receiving Party of any of its material obligations under this Services Agreement, including any failure by a Receiving Party to make payments to the Service Provider when due, that is not cured in all material respects within 30 days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this Services Agreement immediately with respect to the Services provided between the non-breaching Party and the breaching Party by providing written notice of such termination.

(b) In addition to the foregoing, either Lazard Group or LFCM Holdings may, upon at least 180 days’ prior written notice to the other, terminate this Services Agreement with respect to the Lazard LFCM Services or LFCM Services upon a Change of Control of LFCM Holdings or Lazard Group, or upon termination or expiration of the Alliance Term (as defined in that certain Business Alliance Agreement, dated as of the date hereof (the “Business Alliance Agreement”), by and between Lazard Group and LFCM Holdings). Either Lazard Group or LAZ-MD Holdings may, upon at least 180 days’ prior written notice to the other, terminate this Services Agreement with respect to the Lazard LAZ-MD Services upon a Change of Control of LAZ-MD Holdings or Lazard Group. For purposes of this Section 7.02(b), a “Change of Control” means, with respect to any person (the “Target Person”), the consummation of any transaction or series of related transactions involving: (i) any purchase or acquisition (whether by way of merger, share exchange, consolidation, business combination, consolidation or similar transaction or otherwise) by another person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than any Affiliate of the Target Person prior to such transaction or series of related transactions (an “Acquiring Person”), of either (A) the majority of the securities entitled to elect the board of directors or equivalent governing body of the Target Person, or (B) all or substantially all of the assets of the Target Person and its Subsidiaries, taken together as a whole; or (ii) any sale, lease, exchange, transfer, license or disposition of all or substantially all of the assets of the Target Person and its Subsidiaries, taken together as a whole, to an Acquiring Person; provided, however, that (x) the Separation shall not be deemed to be a Change of Control and (y) any sale, transfer or disposition of all or part of Lazard Alternative Investment Holdings LLC or its Subsidiaries pursuant to the North American Option (as defined in the Business Alliance Agreement) or the European Option (as defined in the Business Alliance Agreement) shall not be deemed to be a Change of Control.

Section 7.03. Sums Due. In the event of a termination of this Services Agreement, the Service Providers shall be entitled to the immediate payment of, and the Receiving Party shall, within five (5) Business Days, pay to the Service Providers, all accrued amounts for Services, taxes and other amounts due under this Services Agreement as of the date of termination. Payments not made within five (5) Business Days of termination of this Services Agreement shall be subject to late charges as provided in Section 3.02(a).

Section 7.04. Effect of Termination. Sections 3.02, 3.03, 3.05, 7.03, this Section 7.04 and Article VI and Article VIII hereof shall survive any termination of this Services Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Assignment. This Services Agreement shall bind and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations under this Services Agreement without the prior written consent of the other Parties hereto . Any purported assignment or transfer in violation of this Section 8.01 shall be null and void and of no effect.

Section 8.02. No Third-Party Beneficiaries. Except as provided in Section 6.02, this Services Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties and their successors and permitted assigns, any legal or equitable rights hereunder, whether as third-party beneficiaries or otherwise.

Section 8.03. Amendments. Except as otherwise provided in this Services Agreement, including Section 8.13(b), no amendment to this Services Agreement shall be effective unless it shall be in writing and signed by each Party hereto; provided, however, that (a) Lazard Group and LFCM Holdings shall have the right to amend, by mutual written agreement, any provision of this Services Agreement to the extent related solely to the Lazard LFCM Services or the LFCM Services; and (b) Lazard Group and LAZ-MD Holdings shall have the right to amend, by mutual written agreement, any provision of this Services Agreement to the extent related solely to the Lazard LAZ-MD Services.

Section 8.04. Waivers. No failure or delay on the part of any Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. No provision of this Services Agreement may be waived except pursuant to a writing executed by the waiving Party.

Section 8.05. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address for a Party as shall be specified by notice given in accordance with this Section 8.05):

(a) If to Lazard Group:

Lazard Group LLC

30 Rockefeller Plaza

New York, New York 10020

Attention: General Counsel

Fax: (212) 332-5972

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Adam D. Chinn, Esq. and Craig M. Wasserman, Esq.

Fax: (212) 403-2000

If to LAZ-MD Holdings, to:

LAZ-MD Holdings LLC

30 Rockefeller Plaza

New York, New York 10020

Attention: Board of Directors

Fax: (212) 332-5972

If to LFCM Holdings, to:

LFCM Holdings LLC

30 Rockefeller Plaza

New York, New York 10020

Attention: Chief Executive Officer

Fax: (212) 332-1789

Section 8.06. Exhibits and Schedules; Interpretation. The headings contained in this Services Agreement or in any Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of this Services Agreement. All Schedules referred to herein are hereby incorporated in and made a part of this Services Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Services Agreement. When a reference is made in this Services Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Services Agreement unless otherwise indicated. For all purposes hereof, the terms “include” and “including” shall be deemed followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Services Agreement shall refer to this Services Agreement as a whole and not to any particular provision of this Services Agreement. No provision of this Services Agreement shall be interpreted or construed against any Party hereto solely because such Party or its legal representative drafted such provision.

Section 8.07. Counterparts. This Services Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 8.08. Entire Agreement. This Services Agreement, including the Schedules, the Separation Agreement, the Business Alliance Agreement and the License Agreement (as defined in the Business Alliance Agreement) constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Services Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party hereto.

Section 8.09. Severability. If any term or other provision of this Services Agreement is invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other conditions and provisions of this Services Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Services Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.10. Delaware Court. Each of the Parties agrees that all actions or proceedings arising out of or in connection with this Services Agreement, or for recognition and enforcement of any judgment arising out of or in connection with this Services Agreement, shall be tried and determined exclusively in the state or federal courts in the State of Delaware, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (a) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (c) that (i) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (ii) venue is not proper in any of the aforesaid courts and (iii) this Services Agreement, or the subject matter hereof or thereof, may not be enforced in or by any of the aforesaid courts.

Section 8.11. Governing Law. THIS SERVICES AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.

Section 8.12. Confidentiality; Title to Data. (a) Each of the Parties agrees that any confidential information of the other Party received in the course of performance under this Services Agreement shall be kept strictly confidential by the Parties, except that each of Lazard Group and LFCM Holdings may, for the purpose of providing Services pursuant to this Services Agreement, disclose such information to any of its Subsidiaries or to third-party Service Providers; provided that any such third party shall have agreed to be bound by this Section 8.12; and any Party may disclose such information to the extent reasonably necessary in connection with the enforcement of this Services Agreement or as required by law, any Governmental Authority or legal process, including any tax audit or litigation or if requested by any Governmental Authority. The obligations under this Section 8.12 shall not apply to (i) information that becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by the receiving Party or its Affiliates; (ii) information that becomes available to a party on a non-confidential basis from a source other than the other Party (provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to the other Party); (iii) information to the extent required by a court of competent jurisdiction or other Governmental Authority or otherwise as required by law, including disclosure obligations imposed under the United States federal securities laws; or (iv) information on a “need-to-know” basis under an obligation of confidentiality to its, its Affiliates, and its and its Affiliates’ consultants, legal counsel, employees, directors, officers, accountants, banks and other financing sources and their advisors.

(b) LAZ-MD Holdings and LFCM Holdings acknowledge that neither of them will acquire any right, title or interest (including any license rights or rights of use) in any firmware or software, and the licenses therefor that are owned by any Lazard Service Provider, by reason of the provision of the Lazard LAZ-MD Services or the Lazard LFCM Services provided hereunder. Lazard Group acknowledges that it will not acquire any right, title or interest (including any license rights or rights of use) in any firmware or software, and the licenses therefor that are owned by any LFCM Service Provider, by reason of the provision of the LFCM Services provided hereunder.

Section 8.13. Administrative Representatives. (a) The Chief Financial Officer of Lazard Group, a Director designated by the Board of Directors of LAZ-MD Holdings, and the Chief Financial Officer of LFCM Holdings shall serve as administrative representatives (“Administrative Representative(s)”) of Lazard Group, LAZ-MD Holdings and LFCM Holdings, respectively, to facilitate day-to-day communications and performance under this Services Agreement. Each Party may treat an act of an Administrative Representative of any other Party as being authorized by such other Party to act for and bind such Party. Each Party may replace its Administrative Representative by giving written notice of the replacement to the other Parties.

(b) No additional schedules, modifications to the existing Schedule or modifications or amendments to this Services Agreement shall be effective unless and until executed by the Administrative Representatives of each of the Service Provider and the Receiving Party with respect to such Service.

Section 8.14. Dispute Resolution. If the Parties are unable to resolve any service or performance issues or if there is a material breach of this Services Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, the Administrative

Representatives of the Parties in dispute shall meet promptly to review and resolve such issues and breaches in good faith (the date on which such persons first so meet, the “Discussion Date”). If such persons are unable to fully resolve any such issues and breaches in good faith promptly after the Discussion Date, any remaining disputes shall be resolved in accordance with Section 8.10.

Section 8.15. Overriding Obligations. Notwithstanding anything to the contrary, no term of this Services Agreement or the Schedules hereto shall have the effect of obliging either Party or any of their respective Subsidiaries to breach any legal or regulatory obligation to which such person may be subject, by virtue of either requiring such person to act in a particular manner or refrain from doing so.

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IN WITNESS WHEREOF, the Parties have executed this Services Agreement as of the date first written above.

LAZ-MD HOLDINGS LLC

By:	/s/ Scott D. Hoffman
	Name:	Scott D. Hoffman
	Title:	Member

LFCM HOLDINGS LLC

By:	/s/ Michael J. Castellano
	Name:	Michael J. Castellano
	Title:	Authorized Signatory

LAZARD GROUP LLC

By:	/s/ Michael J. Castellano
	Name:	Michael J. Castellano
	Title:	Chief Financial Officer

[Signature Page to Administrative Services Agreement]